EXHIBIT 99.1
 Contact Info:
Media: Shep Doniger 561-637-5750; sdoniger@bdcginc.com
Celsius Holdings, Inc.: Jan Norelid 866 423 5748; jnorelid@celsius.com
Investor Information: Jon Cunningham 800 733 2447 x107; investor@celsius.com

Celsius books 800,000 can international order
Celsius sells shares in $500,000 private placement

Delray Beach, Fla.—April 7, 2008-- Celsius Holdings, Inc. (OTC BB: CSUH.OB) announced today that it has received an order for 800,000 cans to be shipped in April, 2008 from its master distributor Joseph and Gionis, LLC (“J&G”) for the Middle East. The product is being shipped to a sub-distributor in Lebanon. J&G also entered into an amended distribution agreement with the company increasing the minimum purchase quantity to an equivalent of $7.5 million over a 5-year period to maintain territorial exclusivity.

J&G also invested $500,000 into the company and received a total of 10 million shares of the Company’s common stock and a warrant to purchase an additional seven million shares of the Company’s common stock at an exercise price of 13 cents per share.

“We are very excited about introducing Celsius to the Middle East through our upcoming launch in Lebanon. We believe that Celsius is not only a good alternative to regular soda, but that it will also assist with the management of obesity and diabetes - and that offers a revolutionary step in the promotion of health” said Dr. Thomas A. Gionis, President and Chief Executive Officer of J&G.

“J&G has the type of knowledge and expertise which will provide us with a giant leap internationally,” said Steve Haley, CEO of Celsius Holdings, Inc. “J & G’s sub-distributors have the know-how and type of supply chain necessary to make this product a success.”

About Joseph and Gionis, LLC
Joseph and Gionis, LLC is a premier consulting and biotechnology firm which specialize in mergers, acquisitions and excellence of service in fields which promote health and welfare throughout the international arena. Their expertise in international law, international business, cutting edge science and technology permit them to engage is a wide range of portfolio experiences such as biotechnology, international capital trade, and major project construction and oil and gas. Joseph and Gionis has offices in Newport Beach, California (USA) and the United Arab Emirates. Please see their web site: www.JosephandGionis.com.

About Celsius Holdings, Inc.
Celsius Holdings, Inc. (OTC BB: CSUH.OB) manufactures Celsius through its wholly-owned operating subsidiary, Celsius, Inc. Celsius Inc. is quickly gaining attention in the emerging $36 billion functional food and beverage industry, as the creator of the negative calorie beverage category and as a pioneer and leader in developing healthier beverage choices. Celsius, Inc. is building unique distribution strategies to gain broad penetration in all channels serving its consumer targets in all geographies. The continued mission of Celsius, Inc. is to create healthy refreshment through science and innovation and growth through passion and integrity. Celsius is available through multiple channels including grocery, drug, convenience stores, gyms and nutrition stores. Celsius is proudly carried by fine establishments such as Walgreens, Krogers, Vitamin Shoppe, Raleys, QFC, Hi-Health, Valero Corner Stores, Life Time Fitness, Diamond Shamrock, Hannaford Supermarkets, Heinens,  Sweetbay Supermarkets, Meijer, Discount Drug Mart, King Soopers, Dillions, Fry’s, Smiths, Gelsons, Demoulas Market Baskets, Bristol Farms and Central Markets. For more information about Celsius and Celsius, Inc., please visit http://www.celsius.com. For investor information, please visit http://www.redchip.com.

About Celsius®

Celsius is the original, great tasting calorie burning beverage. It is a dietary supplement that in multiple clinical studies has been shown to burn calories by raising metabolism for 3 hours. In the most recent study conducted at the University of Oklahoma and released at the International Society of Sports Nutrition, Celsius was shown to burn more than 100 calories. Celsius contains a blend of ingredients including Green Tea with EGCG, Ginger, Calcium, Chromium, B Vitamins, and Vitamin C. Celsius contains none of the bad ingredients typically found in many drinks -- no sugar, no carbs, no preservatives, no high fructose corn syrup, no trans fats, and it has very little sodium. Celsius is available in 5 great-tasting flavors including Orange, Cola, Lemon-Lime, Wild Berry and Ginger Ale.

Forward-Looking Statements

This press release may contain statements, which are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Celsius Holdings' future results of operations, financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as ``anticipate,'' ``believe,'' ``could,'' ``estimate,'' ``expect,'' ``intend,'' ``may,'' ``should,'' ``will,'' and ``would'' or similar words. You should not rely on forward-looking statements because Celsius Holdings' actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations effecting our business, and other risks and uncertainties discussed in the reports Celsius Holdings files from time to time with the Securities and Exchange Commission. Celsius Holdings does not intend to and undertakes no duty to update the information contained in this press release.

#           #           #

2